Norfolk Southern Corporation, Three Commercial Place, Norfolk, Va. 23510-2191

FOR IMMEDIATE RELEASE

Norfolk Southern announces CFO transition: Mark George named chief financial officer; Cindy Earhart to retire

NORFOLK, Va., Aug. 28, 2019 – Norfolk Southern (NYSE: NSC) announced today that Mark George has been appointed executive vice president and chief financial officer, effective Nov. 1. Mr. George succeeds Cynthia “Cindy” Earhart, who will retire from the company on Nov. 1.

“On behalf of the entire board and management team, I thank Cindy for her 34 years of service to Norfolk Southern,” said James A. Squires, chairman, president and chief executive officer. “I have valued the critical role Cindy played in the development of our strategic plan and her support in delivering superior shareholder returns. We thank Cindy for her many contributions and wish her well in her retirement.”

Mark George joins Norfolk Southern with more than 30 years of experience in financial management, strategy, and business development across multiple commercial business segments of United Technologies Corporation, including as vice president finance and chief financial officer for the past 11 years at Otis Elevator Company and, most recently, Carrier Corporation. Since joining UTC through its Otis Elevator subsidiary in 1989, Mr. George has served in positions of increasing responsibility in finance, planning and analysis, and treasury for several UTC entities in the United States and Asia.

“Mark’s strong financial management skills and operational insight will enhance Norfolk Southern’s focus on productivity and cost control,” said Squires. “Honed by experience across multiple industrial segments, Mark’s business acumen aligns perfectly with our vision of superior customer service, increased efficiency, and continued growth. The board is confident in Mark’s ability to help us drive even greater financial success, achieve our goals, and create increased value for shareholders.”

Mr. George holds a Bachelor of Science in finance from Connecticut State University and a Master of Business Administration from Rensselaer Polytechnic Institute.

About Norfolk Southern

Norfolk Southern Corporation (NYSE: NSC) is one of the nation’s premier transportation companies. Its Norfolk Southern Railway Company subsidiary operates approximately 19,500 route miles in 22 states and the District of Columbia, serves every major container port in the eastern United States, and provides efficient connections to other rail carriers. Norfolk Southern is a major transporter of industrial products, including chemicals, agriculture, and metals and construction materials. In addition, the railroad operates the most extensive intermodal network in the East and is a principal carrier of coal, automobiles, and automotive parts.

Media Inquiries:

Media Relations, 404-420-4444 (media.relations@nscorp.com)

Investor Inquiries:

Peter Sharbel, 757-629-2861 (peter.sharbel@nscorp.com)

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